UNITED STATES SECURITIES AND EXCHANGE COMMISSION Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported)	October 3, 2011
AMERITRANS CAPITAL CORPORATION
(Exact name of registrant as specified in its charter)

Delaware	814-00193	52-2102424
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

50 Jericho Quadrangle (Suite 109) Jericho, New York	11753
(Address of principal executive offices)	(Zip Code)
Registrant’s telephone number, including area code (212) 355-2449

(Former name or former address, if changed since last report.)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13a-4(c))

Item 3.01.  Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing

On October 3, 2011, Ameritrans Capital Corporation (the “Company”) received a letter (the “Notice”) from The Nasdaq Stock Market (“Nasdaq”) notifying the Company that the Company does not satisfy the minimum stockholders’ equity requirement (or alternative standards) for continued listing under Nasdaq Marketplace Rule 5550(b), based on its stockholders’ equity as of June 30, 2011.  Nasdaq Marketplace Rule 5550(b)(1) requires listed companies to maintain a minimum of $2.5 million of stockholders' equity or satisfy alternative standards of market value of listed securities or net income from continuing operations.  As reported in the Company’s Form 10-K for the year ended June 30, 2011, stockholders’ equity as of June 30, 2011 was $2,236,093.  The Notice also indicated that the Company does not satisfy the alternative criteria for continued listing under Rule 5550(b).

The Notice will not immediately result in the delisting of the Company’s common stock. Under Nasdaq rules, the Company has 45 calendar days (November 17, 2011) to submit to Nasdaq a plan to regain compliance with continued listing standards.  If the Company submits a compliance plan and such plan is accepted by Nasdaq, Nasdaq can grant an extension of up to 180 days from October 3, 2011 for the Company to demonstrate its compliance.  If the Company’s compliance plan is not accepted, the Company may appeal Nasdaq’s determination not to accept the plan in accordance with Nasdaq procedures governing such appeals.

The Company is considering plans to regain compliance to submit to Nasdaq.  There can be no assurance, however, that we will successfully develop a plan to regain compliance, that any such plan will be accepted by Nasdaq, or that our common stock will not be delisted.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AMERITRANS CAPITAL CORPORATION

Date: October 7, 2011	By:	/s/ Michael Feinsod
Name: Michael Feinsod
Title: Chief Executive Officer and President